UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tilly’s, Inc.
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12 Whatney, Irvine, CA 92618
April 18, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 annual meeting of stockholders of Tilly’s, Inc., to be held on Wednesday, June 12, 2019 at 9:30 a.m., local time, at our headquarters located at 12 Whatney, Irvine, California 92618. The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. We urge you to read this information carefully.
Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Tilly’s stock you own, it is important that your shares be represented at the annual meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2018 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access our proxy materials on the internet, how to cast your vote and how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided.
On behalf of the Board of Directors, I thank you for your participation.

Hezy Shaked
Executive Chairman of the Board and Chief Strategy Officer

12 Whatney, Irvine, CA 92618
NOTICE OF ANNUAL MEETING OF TILLY’S, INC. STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 12, 2019
TO OUR STOCKHOLDERS:
The 2019 annual meeting of stockholders of Tilly’s, Inc. will be held on Wednesday, June 12, 2019 at 9:30 a.m., local time, at our headquarters located at 12 Whatney, Irvine, California 92618. We will consider and act on the following items of business at the annual meeting:
1.The re-election of each of Hezy Shaked, Doug Collier, Seth Johnson, Janet Kerr, Edmond Thomas, and Bernard Zeichner to our board of directors for a term of office expiring at the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.
2.The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.
3.A non-binding advisory proposal to approve the compensation of our named executive officers as described in the Proxy Statement accompanying this notice (the “Proxy Statement”).
4.Such other business as may properly come before the annual meeting.
The Proxy Statement describes each of these items of business in more detail. Our board of directors recommends a vote “FOR” each of the six nominees for director named in this Proxy Statement, a vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending February 1, 2020, and a vote “FOR” the advisory approval of the compensation of our named executive officers as described in the Proxy Statement.
If you were a holder of record of Tilly’s Class A common stock or Class B common stock at the close of business on April 18, 2019, you are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors

Michael L. Henry
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Irvine, California
April 18, 2019

TILLY’S, INC.
12 Whatney, Irvine, CA 92618

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 12, 2019

TILLY’S, INC.
12 Whatney, Irvine, CA 92618

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 12, 2019

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
Solicitation of Proxies is Made by the Tilly’s, Inc. Board of Directors
Our board of directors (the “board”) of Tilly’s, Inc. (“Tilly’s,” the “Company,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held on Wednesday, June 12, 2019 at 9:30 a.m., local time, at our headquarters located at 12 Whatney, Irvine, California 92618, and at any continuation, adjournment or postponement thereof (the "annual meeting"). References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement. As permitted by the Securities and Exchange Commission (“SEC”), Tilly’s is providing most stockholders with access to our proxy materials over the internet rather than in paper form. Accordingly, on or about May 2, 2019, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the internet to most of our stockholders. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice for requesting such materials. The Notice instructs you how to access and review all of the important information contained in our Proxy Statement and our 2018 Annual Report to Stockholders over the internet.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, June 12, 2019:
Our Proxy Statement and our 2018 Annual Report to Stockholders, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, are available at www.tillys.com/proxy. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement (including sample proxy card) and our 2018 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Who Can Vote, Outstanding Shares
Record holders of our Class A common stock and holders of our Class B common stock as of the close of business on April 18, 2019, the record date for the annual meeting, may vote at the 2019 annual meeting of stockholders. As of the record date, there were 21,796,323 shares of our Class A common stock outstanding, each entitled to one vote, and there were 7,726,108 shares of our Class B common stock outstanding, each entitled to ten votes. There were approximately 7 stockholders of record as of the record date.
How You Can Vote
Any stockholder as of the record date may vote by attending the annual meeting and voting in person.
If you received a proxy card in the mail, you may vote by completing, signing and mailing a completed proxy card to the following address: Tilly’s, Inc. c/o Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004, using the postage-prepaid envelope provided to you.

If you received the Notice, you may follow the procedures outlined in the Notice to vote or you may request a paper proxy card to submit your vote by mail using the procedures described above.
If you hold your shares of common stock in street name you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the annual meeting of stockholders, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies.
If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder designated by the Company will vote your shares according to the recommendation of our board, as follows:

•	“FOR” the election each of the six director nominees;

•	“FOR” ratification of the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending February 1, 2020 (which we refer to as “fiscal 2019”); and

•	“FOR” the advisory approval of the compensation of our named executive officers as described in the Proxy Statement.
In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. As of the date of this Proxy Statement, our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement.
Voting in Person
If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the annual meeting, we encourage you to submit your proxy to vote your shares in advance of the annual meeting.
Stockholders who wish to attend the annual meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the annual meeting.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.
How You May Revoke or Change Your Vote
As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the annual meeting;

•	presenting to our Secretary, at or before the annual meeting, a later dated proxy executed by the person who executed the prior proxy; or

•	attending the annual meeting and voting in person.
Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Tilly’s, Inc., Attn: Corporate Secretary, 12 Whatney, Irvine, California, 92618, or hand delivered to our Secretary at or before the voting at the annual meeting.
If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.
Quorum and Required Vote
The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present.
Quorum. In order to constitute a quorum for the conduct of business at the annual meeting, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the annual meeting must be present in person or represented by proxy. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.
Broker Non-Votes. If you hold shares through a broker, bank or other nominee (that is, in “street name”), you are the beneficial stockholder of your shares and proxy materials were made available to you by the organization holding your account. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If your broker, bank or other nominee does not receive voting instructions from you, a “broker non-vote” results unless your nominee has discretionary authority to vote on the matter. This year, Proposal No. 1 (election of directors), and Proposal No. 3 (advisory vote on executive compensation) are non-routine and your broker or other nominee does not have discretionary authority to vote on these proposals. As a result, shares that constitute broker non-votes will not be considered entitled to vote on such proposals. The effect of broker non-votes and abstentions on each proposal is explained below.
Proposal No. 1: Election of Directors. Our Amended and Restated Bylaws provide for a plurality voting standard in the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for” or “withhold.” Cumulative voting is not permitted. Under the plurality voting standard, the six nominees receiving the highest number of votes "for" their election will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Abstentions and broker non-votes will not count as a vote “for,” or a “withhold” vote from, a nominee’s election and thus will have no effect in determining whether a director nominee has received a plurality of the votes cast.
Proposal No. 2: Ratification of BDO USA, LLP as our Independent Registered Public Accounting Firm for Fiscal 2019. The approval of Proposal No. 2 requires the affirmative vote of a majority in voting power of shares of stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are unlikely to result from and would not have any effect on the outcome of the vote on this proposal.
Proposal No. 3: Advisory Approval of the Compensation of our Named Executive Officers. The approval of Proposal No. 3 requires the affirmative vote of a majority in voting power of shares of stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes would not have any effect on the outcome of the vote on this proposal.
Costs of Solicitation
The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We do not expect to use a proxy solicitor to assist in the solicitation of proxies. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.
Stockholder List
A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 12 Whatney, Irvine, California 92618 for the ten days prior to the annual meeting, and also at the annual meeting.
Confidentiality
It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder will be kept confidential, except in the following circumstances:

•	to allow the inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•
where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•
where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; or

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Proposal No. 1
ELECTION OF DIRECTORS
Our board currently consists of six members which is the fixed number of directors authorized by our board. The current term of office of each of our directors expires at the 2019 annual meeting. Each of the six directors listed below is being nominated for re-election for a term expiring on the date of our 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of the Nominating and Corporate Governance Committee. A director appointed to fill a vacancy shall serve a term that expires at the next annual meeting of stockholders and until their successors are duly elected and qualified.
Upon the recommendation of the Nominating and Corporate Governance Committee, our board has nominated each of the following six persons to be elected to serve for a one-year term expiring at the 2020 annual meeting of stockholders. Each of the nominees for election currently serves as a director and has consented to serve for a new term if elected. Each nominated director was elected by our stockholders to his or her present term of office.

Name	Age	Position	Director Since
Hezy Shaked	64	Co-Founder, Executive Chairman, Chief Strategy Officer and Director	1984
Edmond Thomas	65	President, Chief Executive Officer and Director	2015
Doug Collier	56	Director	2011
Seth Johnson	65	Director	2011
Janet Kerr	64	Director	2011
Bernard Zeichner	74	Director	2011
Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this Proxy Statement, our board is not aware of any nominee who is unable or will decline to serve as a director.
Information About Director Nominees
Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date as well as those held during the past five years. There are no family relationships between any director or executive officer.
Hezy Shaked co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as our Executive Chairman of the Board of Directors and Chief Strategy Officer. He has served as Chairman of the Board of Directors since our inception and has served as our Chief Strategy Officer since February 2011. From September 2008 to February 2011, Mr. Shaked served as our President and Chief Executive Officer. From September 2006 to September 2008, Mr. Shaked served as our Co-Chief Executive Officer. From our inception to September 2006, Mr. Shaked served as our President and Chief Executive Officer. As our Co-Founder and former President and Chief Executive Officer, Mr. Shaked has an in-depth knowledge and understanding of all facets of our business and has developed extensive professional relationships during his over 30 years of experience in the retail industry. Our board has concluded Mr. Shaked should serve as a director due to his experience and knowledge of our operations and the industry in which we compete.
Edmond Thomas has served as our President, Chief Executive Officer and a member of our board since October 2015. Mr. Thomas served as our President and Co-Chief Executive Officer from September 2005 to October 2007. He most recently served as Chief Executive Officer and Director of The Wet Seal, Inc. from September 2014 to August 2015, and as a partner of KarpReilly, LLC, a private investment firm focused on small to mid-size growth companies, from February 2011 to August 2014. Mr. Thomas also served as President and Chief Executive Officer of The Wet Seal, Inc. from October 2007 to January 2011.
Doug Collier has served on our board since September 2011. He previously served as the Executive Vice President, Chief Financial Officer and Secretary of Volcom, Inc., a designer, marketer and distributor of premium quality young men’s and young women’s clothing, footwear, accessories and related products, from May 2008 to June 2011, and as its Chief Financial Officer and Secretary from 1994 to May 2008. He also served as the Treasurer of Volcom from April 2005 to May 2008. Mr. Collier’s role included leading Volcom’s initial public offering in 2005, until Volcom’s acquisition by PPR S.A. in June 2011. From 1991 to 1994, Mr. Collier served as the Controller at Mary Tyler Moore Studios. He was a senior analyst tax specialist at KPMG LLP from 1987 to 1990. He is a certified public accountant (inactive). Our board concluded Mr. Collier should serve as a director based on his over 20 years of financial and apparel experience, including significant executive experience, which allows him to contribute operational, financial and strategic planning insights to our board.
Seth Johnson has served on our board since April 2011 and as Chairperson of our Audit Committee since August 2011. Prior to that, Mr. Johnson served as a member of the advisory committee to our board from July 2008 through 2011. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer, and was its Chief Financial Officer from 1992 to 1998. During that time period, Mr. Johnson led Abercrombie & Fitch’s initial public offering and participated in business growth from sales of $85 million to over $2 billion. Since July 2016, Mr. Johnson has served as a member of the board of directors of Christopher & Banks Corporation, a publicly traded apparel retailer. From July 2014 to January 2018, Mr. Johnson served as a member of the board of directors of bebe stores, inc., a publicly traded apparel retailer. From 2010 to 2013, Mr. Johnson served as a member of the board of directors and as Lead Director of True Religion Apparel Inc., and from 2007 to 2009 as a director of DEI Holdings Inc. Both companies were previously publicly traded. Mr. Johnson is currently a director of the Pacific Symphony. Our board concluded Mr. Johnson should serve as a director based on his over 30 years of apparel retail experience, including significant executive experience, which enables him to contribute important operational, financial and strategic planning insights to our board.
Janet E. Kerr has served on our board and as Chairperson of our Nominating and Corporate Governance Committee since August 2011. Prior to that, Ms. Kerr served as a member of the advisory committee to our board from July 2008 through 2011. She is Vice Chancellor of Pepperdine University and Professor Emeritus of Law, founder and former Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law in Malibu, California. Ms. Kerr is currently a member of the board of directors of La-Z-Boy, Inc. (a publicly traded furniture retailer and manufacturer), and AppFolio (a publicly traded software company), where she is also chairperson of its Nominating and Corporate Governance Committee. From 2016 to 2018, Ms. Kerr was a member of the board of directors of Fidelity National Financial (a publicly traded title insurance provider). From 2010 to 2016, Ms. Kerr was a member of the board of directors of TCW Funds and its affiliated entity, TSI, Inc., a publicly traded closed-end registered investment company. From 2004 to 2010, Ms. Kerr served as a member of the board and Chairperson of the Nominating and Corporate Governance Committee for CKE Restaurants, Inc., a quick service restaurant company that was previously public and listed on the NYSE. Ms. Kerr has served as a consultant to various companies regarding Sarbanes-Oxley Act and Dodd-Frank Act compliance and corporate governance. She has founded and/or developed and sold several technology companies, including X-Labs, a technology company co-founded with HRL Laboratories. Ms. Kerr was Chief Strategy Officer of Exemplify, Inc., a data analytics company, and was a strategic advisor to Bloomberg BNA after it acquired Exemplify, Inc. in October 2014. Ms. Kerr is a well-known author in the areas of securities, corporate law and corporate governance, having published many articles and a book on the subjects. Ms. Kerr is licensed to practice law in California and New York and had occupied the Laure Sudreau-Rippe Endowed Chair at Pepperdine University School of Law. Our board concluded Ms. Kerr should serve as a director based on her over 30 years of corporate governance experience, which uniquely positions Ms. Kerr to contribute to our board significant expertise in the regulatory, governance and legal matters of public companies.
Bernard Zeichner has served on our board since April 2011 and as Chairperson of our Compensation Committee since August 2011. Mr. Zeichner served as Chairman of the Board of Directors of Charlotte Russe Holdings, Inc., a specialty retailer, from 1996 until May 2008, and was its President from May 1996 to June 2001 and its Chief Executive Officer from September 1996 to July 2003. Prior to joining Charlotte Russe, Mr. Zeichner was President of the retail division of Guess from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske’s of Texas, a department store chain. Our board concluded Mr. Zeichner should serve as a director based on his over 30 years of apparel retail experience, including significant executive and board experience, which Mr. Zeichner draws upon to contribute operational, financial and strategic planning insights to our board.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SIX NAMED DIRECTOR NOMINEES.

Proposal No. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee is seeking stockholder ratification of the appointment of BDO USA, LLP ("BDO") to audit the consolidated financial statements of the Company for the fiscal year ending February 1, 2020 ("fiscal 2019").
Representatives of BDO are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.
Stockholder ratification of the appointment of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board is submitting the appointment of BDO to the stockholders entitled to vote, on an advisory basis, at the annual meeting for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of BDO, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

Proposal No. 3
ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY” PROPOSAL)

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement (the “Say-on-Pay Proposal”).
Our Board has decided that we will hold an annual advisory vote to approve the "Say-on-Pay Proposal" in light of the fact that a substantial majority of the votes cast at our annual stockholders' meeting in June 2018 were voted in favor of holding an annual advisory vote. We currently expect our next vote on a say-on-pay proposal (after the vote on this Proposal No. 3 at the 2019 annual meeting) will be held at our 2020 annual meeting.
We have always believed that our executive compensation program emphasizes pay-for-performance and aligns our executives’ interests with those of our stockholders. A significant portion of our executives’ cash compensation is variable, at risk and tied to the short-term success of the Company. In addition, our long-term equity award program has been and continues to be a substantial component of our executive compensation program and motivates our executives to lead the Company to achieve long-term financial goals that are expected to result in increased stockholder value.
We believe that our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs are intended to link significant components of our compensation program to the achievement of corporate and individual performance objectives in order to focus our executives’ efforts on building stockholder value, thereby aligning their interests with those of our stockholders.
We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NEOs FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2019, AS MORE FULLY DISCLOSED IN THIS PROXY STATEMENT.

AUDIT MATTERS
Independent Registered Public Accounting Firm’s Fees
The aggregate fees billed to us for the fiscal years 2018 and 2017 by BDO, our independent registered public accounting firm, are as follows:

Type of Fees	2018	2017
Audit Fees (1)	$580,000	$547,000
Audit-Related Fees (2)	45,000	—
Total	$625,000	$547,000

(1)
Represents the aggregate fees billed to us by BDO for professional services rendered for the audit of our annual consolidated financial statements and for the effectiveness of internal control over financial reporting, and for the reviews of our consolidated financial statements included in our Form 10-Q filings for each applicable fiscal quarter.

(2)	Audit-related fees are attributable to professional services provided in connection with our secondary offering.
Independent Registered Public Accounting Firm’s Independence
The Audit Committee considered whether the provision of the above noted services by BDO was compatible with maintaining the independent registered public accounting firm’s independence during fiscal 2018 and has determined that the provision of such services by BDO did not adversely affect the independent registered public accounting firm’s independence.
Policy on Audit Committee Pre-Approval
As part of its required duties, the Audit Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at a subsequent meeting. All services provided by our independent registered public accounting firm in fiscal 2018 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

CORPORATE GOVERNANCE
Executive Officers
The following table sets forth certain information about the executive officers as of April 18, 2019.

Name	Age	Position
Hezy Shaked	64	Co-Founder, Chief Strategy Officer and Executive Chairman of the Board of Directors
Edmond Thomas	65	President, Chief Executive Officer and Director
Michael L. Henry	48	Chief Financial Officer
Debbie Anker-Morris	60	Chief Merchandising Officer
Jon Kubo (1)	61	Chief Digital Officer
(1) Effective April 19, 2019, Mr. Kubo resigned from his position as our Chief Digital Officer.
Hezy Shaked co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as Executive Chairman of the Board and Chief Strategy Officer. For Mr. Shaked’s biographical information, see “Information About Director Nominees” above.
Edmond Thomas has served as our President, Chief Executive Officer and a member of our board since October 2015. For Mr. Thomas’s biographical information, see “Information About Director Nominees” above.
Michael L. Henry has served as our Chief Financial Officer since May 2015. From July 2012 to May 2015, Mr. Henry served Quiksilver, Inc., most recently as Senior Vice President, Global Controller. Prior to joining Quiksilver, Mr. Henry served Pacific Sunwear of California, Inc. for over a decade in several roles, including most recently as Senior Vice President, Chief Financial Officer from January 2008 to April 2011. From September 1994 to September 2000, Mr. Henry served in the audit practice of Deloitte & Touche LLP. Mr. Henry holds a Bachelor of Science in Business Administration from California Polytechnic State University, San Luis Obispo and is a certified public accountant (inactive).
Debbie Anker-Morris has served as our Chief Merchandising Officer since April 2015. Prior to this appointment, Ms. Anker-Morris served as our Vice President and General Merchandising Manager since May 2004. Prior to that, she held various senior management positions with Anchor Blue (1998-2004), Petrie Stores (1992-1997) and Charming Shoppes (1988-1991). Ms. Anker-Morris graduated from the Fashion Institute of Technology with a degree in Fashion Buying and Merchandising and has over 30 years of experience in the retail industry.
Jon Kubo has served as Chief Digital Officer since August 2016. Prior to this appointment, Mr. Kubo served as Chief Digital Officer at Boot Barn Holdings, Inc. since May 2015. Mr. Kubo served at The Wet Seal, LLC as Executive Vice President, Chief Digital Officer from October 2014 to May 2015, and as Senior Vice President, E-Commerce and Chief Information Officer from March 2005 to October 2011. In between his tenures at The Wet Seal, LLC, Mr. Kubo served at 8thBridge, Inc. as Chief Product Officer from October 2011 to October 2014. Mr. Kubo has also served as Executive Vice President, Chief Administration Officer at F.A.O. Schwarz from March 2004 to February 2005 and Senior Vice President, Chief Information Officer of FAO, Inc. from May 2000 to March 2004. He has also held several executive positions in the software technology industry.
Composition and Governance of the Board of Directors
Corporate Governance Guidelines. Our board has adopted corporate governance guidelines that provide a framework for overall governance practices. These guidelines can be found in the "Investor Relations" section of our website at www.tillys.com. In addition, these guidelines are available in print to any stockholder who requests a copy by written request to Tilly’s, Inc., Attention: Secretary, 12 Whatney, Irvine, CA 92618.

Board Size. Our bylaws provide that our board shall consist of at least one member, with the exact number of directors to be determined by resolution of our board. Our board consists of six members which is the fixed number of directors authorized by our board.
Independence. We are a “controlled company” as defined in applicable NYSE rules. Under NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board consist of independent directors, (2) the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and the Compensation Committees. Currently we do not utilize any of the aforementioned exemptions available to controlled companies, though we reserve the right to do so in the future. As discussed below, at all times during fiscal 2018 we had a board composed of a majority of independent directors. Furthermore, each member of our standing board committees (Audit, Compensation and Nominating and Corporate Governance) was and is independent under applicable NYSE and SEC rules.
Our board performs an analysis, at least annually, as to whether each member of our board is independent. We have adopted the definition of “independence” set forth in applicable NYSE rules. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board has determined that all but two of our directors, Messrs. Shaked and Thomas, are independent directors under applicable NYSE rules and such directors were independent throughout fiscal 2018.
Executive Sessions. We expect that our independent directors will hold at least two executive sessions per year. An independent director will preside over each executive session of the independent directors. The presiding director will rotate among each of the chairs of the board committees.
Board Meetings and Attendance. Our board met five times during fiscal 2018. No director attended fewer than 75% of the aggregate of the total number of meetings held by our board and the total number of meetings held by all committees of our board on which such director served during fiscal 2018. The Company strongly encourages its directors to attend its annual meetings of stockholders. All of our directors attended our 2018 annual meeting of stockholders.
Board Leadership Structure. Our board does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Mr. Shaked, our co-founder and Chief Strategy Officer, currently serves as Executive Chairman of the Board and Mr. Thomas currently serves as our President and Chief Executive Officer. The board has determined that this is the appropriate leadership structure for the Company at this time because it permits our CEO to focus on our day-to-day leadership and performance, while permitting the Executive Chairman to focus on setting the strategic direction of the Company and establishing the agenda for board meetings. Mr. Shaked is also uniquely positioned to serve as our Executive Chairman as our co-founder with significant industry experience and depth of knowledge about our operations. We do not have a formally designated “lead director.” Our board acknowledges that no single leadership model is right for all companies at all times. As such, our board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.
Term of Service for Directors. Until the date all shares of our Class B common stock are converted to Class A common stock or otherwise cease to be outstanding, referred to as the Full Conversion Date, the members of our board will be elected at annual meetings of the stockholders and hold office until the next annual meeting of the stockholders. Our Amended and Restated Certificate of Incorporation provides that on the Full Conversion Date, our board will be divided into three classes to be comprised of the directors in office, with each class serving for a staggered three-year term. From the Full Conversion Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Full Conversion Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Full Conversion Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Full Conversion Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. Executive officers are appointed by and serve at the direction of our board.
Communication with the Board of Directors
Our annual meeting of stockholders provides an opportunity for stockholders to ask questions of, or otherwise communicate directly with, members of the board on appropriate matters. In addition, stockholders or other interested parties may communicate in writing with our Executive Chairman or to our non-management directors by sending such written communication to our Secretary at Tilly’s, 12 Whatney, Irvine, California 92618, Attn: Corporate Secretary. Copies of written communications received at such address will be provided to the board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder or interested party communications that would be considered inappropriate for submission to the board include, without limitation, customer complaints, personal grievances, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. The Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests.

Committees of the Board of Directors
We currently have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The charters of our standing board committees are available on our website, at www.tillys.com, in the Investor Relations section.
The composition of the standing committees of our board during fiscal 2018 and currently is set forth in the table below (“C” indicates Chair and “M” indicates Member of the respective committee):

Director	Audit	Compensation	Nominating & Corporate Governance
Hezy Shaked	—	—	—
Edmond Thomas	—	—	—
Doug Collier	M	M	M
Seth Johnson	C	—	M
Janet Kerr	—	M	C
Bernard Zeichner	M	C	—
Audit Committee
Our Audit Committee consists of Messrs. Johnson (Chairperson), Collier and Zeichner, each of whom served as a member of the committee throughout fiscal 2018. Our board has determined that each member of the Audit Committee meets the financial literacy and experience requirements of applicable SEC and NYSE rules. In addition, our board has determined that Messrs. Collier and Johnson both qualify as an “audit committee financial expert” under the rules and regulations of the SEC and each are independent under applicable rules of the NYSE and SEC. Our independent auditors and our internal finance personnel regularly meet privately with, and have unrestricted access to, our Audit Committee. The Audit Committee met 12 times during fiscal 2018.
Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•	evaluate our independent registered public accounting firm’s qualifications, independence and performance;

•	determine the engagement and compensation of our independent registered public accounting firm;

•	approve the retention of our independent public registered accounting firm to perform any proposed, permissible non-audit services;

•	monitor the rotation of partners and managers of the independent registered accounting firm on our engagement team as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and practices;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•
establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review on an ongoing basis and approve related party transactions, as defined in SEC and NYSE rules;

•	prepare the reports required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements.
Compensation Committee
Our Compensation Committee consists of Messrs. Zeichner (Chairperson) and Collier, and Ms. Kerr, each of whom served as a member of the committee throughout fiscal 2018. Our board has determined that each of these directors is independent under applicable NYSE rules, and each qualifies as a "non-employee director" and an "outside director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), respectively. The Compensation Committee met three times during fiscal 2018. The primary duties of the Compensation Committee are to, among other things:

•	establish overall employee compensation policies and recommend to our board major compensation programs;

•	review and approve the compensation of our corporate officers and directors, including salary and bonus awards;

•	administer our various employee benefit and equity incentive programs;

•	review and approve any officer employment agreement and severance arrangement; and

•	prepare an annual report on executive compensation for inclusion in our proxy statement.
Delegation of Authority to Grant Equity Awards
In each of March 2018 and 2019, the Compensation Committee renewed its authorization for our chief executive officer to grant to employees or new hires, in the aggregate, stock options to purchase, and RSUs covering, up to 70,000 and 30,000 shares, respectively, of our Class A common stock subject to the following limitations: (i) no individual recipient would be granted options or RSUs under this authority covering more than 15,000 and 5,000 shares, respectively; (ii) this authority expires on the date of the Compensation Committee meeting in which the applicable year's employee performance is reviewed, which typically occurs in March of the following year; and (iii) this authority would not apply to grants to employees subject to Section 16 of the Exchange Act, "covered employees" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and company officers or directors to whom the authority to grant awards has been delegated. Our chief executive officer granted stock options covering an aggregate of 10,000 shares in fiscal 2018 pursuant to the March 2018 delegation of authority.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Kerr (Chairperson), and Messrs. Collier and Johnson, each of whom served as a member of the committee throughout fiscal 2018. Our board has determined that each of these directors is independent under applicable NYSE rules. The Nominating and Corporate Governance Committee met four times during fiscal 2018. The primary duties of the Nominating and Corporate Governance Committee are to, among other things:

•	establish standards for service on our board and nominating guidelines and principles;

•	identify individuals qualified to become members of our board and recommend director candidates for election to our board;

•	consider and make recommendations to our board regarding its composition and organization;

•	establish policies regarding the consideration of any director candidates recommended by our stockholders, and the procedures to be followed by the stockholders in submitting such recommendations;

•	evaluate and review the performance of existing directors;

•	review executive officer and director indemnification and insurance matters;

•	review the Company’s policies with respect to risk assessment and risk management; and

•	monitor our corporate governance principles and practices and make recommendations to our board regarding governance matters.
While the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for board nominees, in considering possible candidates for election as a director, the committee strives to compose our board with a collection of complementary skills and which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. In evaluating a potential candidate for our board, our Nominating and Corporate Governance Committee takes into account a number of factors, including: personal and professional integrity; ethics and values; experience in corporate management, such as current or past service as an officer of a publicly held company; and a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of our board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
If our board determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of our board or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The committee also considers recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our bylaws. In addition to satisfying the timing, ownership and other requirements specified in our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.
Risk Oversight
Our board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The review of risk management is a periodic agenda item for the Nominating and Corporate Governance Committee.
Our other board committees also consider and address risk as they perform their committee responsibilities. For example, our Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that reasonably would have a material adverse effect on the Company (see “Compensation Risk Assessment” below), and the Nominating and Corporate Governance Committee oversees risks associated with operations of our board and its governance structure. In addition, at each regular Audit Committee meeting the Company’s General Counsel or external counsel reports on significant litigation, regulatory, public policy and other legal risks that may affect the Company. Our entire board monitors risks through regular reports from each of the committee chairs and members of management, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our board leadership structure supports this approach because it allows our independent directors, through the independent board committees, to exercise effective oversight of the actions of management.
Compensation Risk Assessment
In March 2019, management assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•
effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short-and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	independent Compensation Committee oversight of our compensation policies and practices.
Code of Ethics and Business Conduct
We have adopted a code of ethics and business conduct, which applies to all of our employees, executive officers and directors. Our code of ethics and business conduct is available on our website, at www.tillys.com, in the Investor Relations section. We will disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

DIRECTOR COMPENSATION
Our non-employee directors currently receive annual cash retainers for their service on our board and our board’s standing committees, and an annual equity grant in the form of restricted shares of Class A common stock, as discussed below. In March 2019, the Compensation Committee reviewed our non-employee director compensation program and determined not to make any changes for fiscal 2019.
Our non-employee directors receive the following annual cash retainers for their service on our board:

Annual Retainer to be Paid
Service on board	$40,000
Chairperson of standing committee:
Audit Committee	$15,000
Compensation Committee	$12,000
Nominating and Corporate Governance Committee	$12,000
Members of standing committee:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$5,000
Annual service for retainer purposes relates to the approximate 12-month period between annual meetings of our stockholders and all retainers are paid in quarterly installments. A prorated annual retainer will be paid to any person who becomes a member of our board, a committee chair or a member of any committee on a date other than the date of the annual meeting of our stockholders. Additionally, we will reimburse directors for reasonable expenses incurred in connection with their duties.
In addition, each non-employee director receives an annual restricted stock award grant under the Plan having a fair value at the time of grant equal to $80,000, which will vest in two equal installments on each of the succeeding two anniversaries of the grant date. Each current non-employee director received a grant of 5,369 shares of restricted stock on June 12, 2018. Effective June 7, 2017, Mr. Collier voluntarily waived his right to any compensation (including any annual retainers or future equity awards) for his service on our board and any committees thereof. Effective March 28, 2018, Mr. Collier's compensation for his service on our board and board committees was reinstated with respect to future compensation.
Directors’ Compensation Table
The following table summarizes the compensation earned during fiscal 2018 by each of our non-employee directors. Messrs. Shaked and Thomas are executive officers and do not receive additional compensation from us for their service on our board. Information regarding compensation earned by Messrs. Shaked and Thomas for fiscal 2018 is presented below in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Doug Collier	49,714	79,998	129,712
Seth Johnson	68,000	79,998	147,998
Janet Kerr	62,000	79,998	141,998
Bernard Zeichner	65,000	79,998	144,998

(1)	Amounts represent cash retainer fees paid during fiscal 2018. As noted previously, Mr. Collier's compensation for his service on our board and board committees was reinstated effective March 28, 2018.

(2)
Amounts represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). We provide information regarding the assumptions used to calculate the value of all equity awards made to directors in Note 12, Share-Based Compensation to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 29, 2019. Awards made in fiscal 2018 consisted of a grant of 5,369 shares of restricted stock on June 12, 2018.

(3)	As of the end of our 2018 fiscal year, each non-employee director, except Mr. Collier, held 9,219 unvested shares of restricted stock. Mr. Collier held 5,369 unvested shares of restricted stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth information as of the record date, April 18, 2019, regarding the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) our named executive officers for the fiscal year ended February 2, 2019, (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock. The percentages of each class of securities shown below are based on 21,796,323 shares of Class A common stock and 7,726,108 shares of Class B common stock outstanding as of April 18, 2019. Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to ten votes per share. Unless otherwise noted, (a) subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares and (b) the address of each of the individuals named below is: c/o Tilly’s, Inc., 12 Whatney, Irvine, California, 92618.

	Shares of Class A Common Stock (1)	Rights to Acquire Class A Common Stock (2)	Class A Percentage	Shares of Class B Common Stock	Class B Percentage	Percentage of Outstanding Vote
Non-Employee Directors and Nominees:
Doug Collier (3)	48,162	—	*	—	—	*
Seth Johnson	58,862	—	*	—	—	*
Janet Kerr (4)	44,924	—	*	—	—	*
Bernard Zeichner (5)	63,862	—	*	—	—	*
Named Executive Officers
Hezy Shaked (6)	—	—	—	7,726,108	100.0%	78.0%
Edmond Thomas	6,000	481,250	2.2%	—	—	*
Mike Henry	18,995	32,813	*	—	—	*
Debbie Anker-Morris	18,750	210,313	1.1%	—	—	*
Jon Kubo (8)	—	—	*	—	—	*
All current directors and executive officers as a group (9 persons consisting of those named above)	259,555	724,376	4.5%	7,726,108	100.0%	79.0%

> 5% Stockholders:
Hezy Shaked Trust (6)	—	—	—	6,232,073	80.7%	62.9%
Tilly Levine (7)	—	—	—	1,494,035	19.3%	15.1%

*	Beneficially owns less than 1% of the applicable class of our outstanding common stock.

(1)
Includes unvested and vested shares of restricted Class A common stock beneficially owned by each of Doug Collier, Seth Johnson, Janet Kerr and Bernard Zeichner. 2,685 of these shares vest on June 12, 2019. For Messrs. Johnson, Kerr and Zeichner, an additional 3,850 of these shares vest on June 7, 2019.

(2)
Represents shares of Class A common stock the person or group has a right to acquire upon (1) the exercise of stock options that are vested as of April 18, 2019 or within sixty (60) days thereafter or (2) vesting of restricted stock units as of April 18, 2019 or within sixty (60) days thereafter.

(3)	Includes 42,793 shares of Class A common stock held by a trust, which Mr. Collier may be deemed to indirectly beneficially own.

(4)	Includes 34,845 shares of Class A common stock held by a trust, which Ms. Kerr may be deemed to indirectly beneficially own.

(5)	Includes 54,643 shares of Class A common stock held by a trust, which Mr. Zeichner may be deemed to indirectly beneficially own.

(6)
Represents (a) 6,232,073 shares of Class B common stock held by The Hezy Shaked Living Trust established May 18, 1999, under which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power and (b) 1,494,035 shares of Class B common stock held by The Tilly Levine Separate Property Trust established March 31, 2004, under which Ms. Levine is the trustee and beneficiary (the “Levine Shares”), which are described in note 7 below.

(7)
Represents the Levine Shares. Pursuant to a voting trust agreement under which Mr. Shaked serves as trustee, Ms. Levine previously granted Mr. Shaked the right to vote the Levine Shares and thus Mr. Shaked may be deemed to beneficially own the Levine Shares. Ms. Levine retains dispositive power over and full economic interest in the Levine Shares.

(8)	Effective April 19, 2019, Mr. Kubo resigned from his position as our Chief Digital Officer.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about our Class A common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of February 2, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(3)
Equity compensation plans approved by security holders	1,764,125	$9.47	1,530,115
Equity compensation plans not approved by security holders	—	—	—
Total	1,764,125	$9.47	1,530,115

(1)	Represents 1,736,250 shares subject to outstanding options and 27,875 shares subject to unvested restricted stock units ("RSUs"), but excludes 33,026 shares of unvested restricted stock.

(2)	Represents the weighted-average exercise price of outstanding options.

(3)
Represents the number of securities remaining available for issuance under the Tilly’s, Inc. Amended and Restated 2012 Equity and Incentive Award Plan, (the "Plan") which superseded the 2007 Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended February 2, 2019, all executive officers, directors and greater than ten percent beneficial owners complied with the reporting requirements of Section 16(a).

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for our 2018 NEOs, identified below:

•	Hezy Shaked, our Co-Founder, Executive Chairman of the Board of Directors and Chief Strategy Officer;

•	Edmond Thomas, our President and Chief Executive Officer;

•	Michael L. Henry, our Chief Financial Officer;

•	Debbie Anker-Morris, our Chief Merchandising Officer; and

•	Jon Kubo, our Chief Digital Officer (1)
(1) Effective April 19, 2019, Mr. Kubo resigned from his position as our Chief Digital Officer.
This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.
Role of our Compensation Committee and President and Chief Executive Officer in Compensation Decisions
Our Compensation Committee reviews and approves the compensation of our NEOs and oversees and administers our executive compensation programs and policies.
The Compensation Committee annually reviews and meets outside the presence of all of our executive officers, including our NEOs, to consider appropriate compensation for our President and Chief Executive Officer. Our President and Chief Executive Officer reviews annually each of the other NEO’s performance with the Compensation Committee and recommends appropriate compensation levels, which the Compensation Committee takes into account as one factor in its determinations regarding executive compensation. In addition, Mr. Shaked, given his tenure with the Company and his role in shaping compensation historically, continues to have a purely advisory role in discussions with the Compensation Committee with respect to NEO compensation (other than his own). In the context of such annual reviews and further periodic reviews as deemed necessary, and in addition to a review of other factors discussed below, the Compensation Committee assesses the proper mix of base salary, cash incentive awards and grants of long-term equity incentive awards, levels of compensation and appropriate individual and corporate performance metrics in furtherance of the objectives and principles described below.
Our Compensation Committee may consider additional factors in determining executive compensation, including comparing our executives’ compensation against that at a peer group of comparable companies from time to time. Our Compensation Committee most recently engaged Mercer, an independent executive compensation and consulting firm, in March 2015 to advise management in its efforts to construct, from publicly available data, an updated peer group of companies to be used for compensation purposes, to provide market compensation data on such peer group companies, and general market trends and developments. The peer group chosen was comprised of companies in the retail apparel industry of as nearly similar revenue size and business context as possible, including Aeropostale, Inc., The Buckle, Inc., Big 5 Sporting Goods Corp., Cato Corp., New York & Co. Inc., Shoe Carnival, Inc., Pacific Sunwear of California, Inc., Zumiez, Inc., Citi Trends, Inc., Christopher & Banks Corp., bebe stores, inc., Destination XI Group, Inc., Boot Barn Holdings, Inc., and Francesca's Holdings, Inc. Management used the information previously provided by Mercer, and other resources and tools, to develop compensation recommendations presented to our Compensation Committee. The peer group information prepared by Mercer was used by the Compensation Committee for informational purposes only, and was not used for direct benchmarking given that all of the peer group comparison companies are larger than us in terms of revenue.
Compensation Philosophy and Objectives
Our Compensation Committee strives to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our philosophy is that executive compensation should be competitive in the marketplace in which we compete for executive talent, and structured to emphasize incentive-based compensation as determined by the achievement of both company and individual performance objectives. The retail industry is extremely competitive and in order to continue to succeed we believe we need a highly talented and seasoned team of sales, marketing, buying, financial and other business professionals. We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees.

The goals of our executive compensation program are to:

•	attract and retain talented and experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align compensation incentives with our business and financial objectives and the long-term interests of our stockholders;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and the Company; and

•	ensure that our total compensation is fair, reasonable and competitive.
Elements of Fiscal 2018 Compensation
During fiscal 2018, our NEOs’ total direct compensation, which was determined by our Compensation Committee, included both fixed components (base salary, other executive benefits and perquisites) and variable components (stock option grants and cash bonuses). The following describes each component of compensation, the rationale for that component and how the compensation amounts were determined.
Base Salary
Base salaries historically have been the most heavily weighted component of compensation for our executive officers as a percentage of total compensation, and this remained true in fiscal 2018. Base salary levels are designed to be competitive in order to induce talented executives to join the Company. In addition, base salaries support our retention objective by providing our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.
The base salary established for each of our NEOs is intended to reflect each individual’s professional responsibilities, the skills and experience required for the job, their individual performance, the performance of our business, labor market conditions and competitive market salary levels.
Base salary levels for our NEOs in fiscal 2018 were determined by our Compensation Committee as part of its annual review process in consideration of the factors noted above, and were set as follows:

•	Mr. Shaked: $400,000, which remained unchanged from fiscal 2017;

•	Mr. Thomas: $700,000, which remained unchanged from fiscal 2017;

•	Mr. Henry: $344,793, which was increased from $334,750 due to his personal contributions to the operational improvements achieved by the Company;

•	Ms. Anker-Morris: $424,360, which was increased from $412,000 due to her personal contributions to the operational improvements achieved by the Company; and

•	Mr. Jon Kubo: $350,000, which remained unchanged from fiscal 2017.
Annual Incentive Cash Bonus
In March 2018, our Compensation Committee approved an incentive cash bonus plan for certain employees, including our NEOs. For fiscal 2018, the committee approved performance measures of comparable store sales growth and operating income (excluding non-cash asset impairment charges) for all NEOs. Comparable store sales are net sales from stores that have been open at least 12 full months. The Compensation Committee selected these performance measures because it believes they are important drivers of stockholder returns and thus serve to align the interests of our NEOs with those of our stockholders. Under the terms of the fiscal 2018 plan, no payouts would be made until audited financial results were received, reviewed and approved by the Audit Committee after our fiscal year end.
For each of the performance measures of comparable store sales growth and operating income, the Compensation Committee established minimum, target and maximum performance thresholds for the NEOs. The minimum performance threshold related to a minimum acceptable level of financial performance. Each succeeding threshold was designed to reward the NEOs based upon the improved financial performance of the business. No bonuses are earned under the incentive bonus plan unless Company operational performance exceeds minimum thresholds.
The following table shows the performance thresholds for each measure for fiscal 2018:

	Performance Threshold
	Minimum	Target	Maximum
Comparable store sales growth (1)	2.1%	4.2%	6.3%
Operating income (in millions) (2)	$27.9	$37.2	$46.5
(1) For a discussion of how we calculate comparable store sales growth, see "Management Discussion & Analysis - How We Assess the Performance of Our Business - Net Sales" in our Annual Report on Form 10-K filed with the SEC on March 29, 2019.
(2) Represents pre-bonus operating income.
The following table represents the percentage of the respective NEO’s base salary that would be earned upon achievement of the performance thresholds. The incentive cash bonus amount increases in a linear manner between the minimum threshold and the target threshold and between the target threshold and the maximum threshold.

	Hezy Shaked & Edmond Thomas	Debbie Anker-Morris, Mike Henry & Jon Kubo
Minimum	0%	0%
Target	100%	50%
Maximum	200%	100%
The Compensation Committee weighted operating income 75% and comparable store sales increase 25% in the structure of the cash incentive bonus.
For fiscal 2018, we achieved 4.0% comparable store sales growth and pre-bonus operating income of $34.6 million, both of which exceeded the applicable minimum threshold required to earn performance-based bonuses. As a result, the following performance-based bonuses were paid to our NEOs in March 2019:

Named Executive Officer	Performance-based Bonus
Hezy Shaked	$313,963
Ed Thomas	549,435
Debbie Anker-Morris	166,541
Jon Kubo	137,359
Mike Henry	135,315
Total	$1,302,613
Secondary Offering Bonus
On October 22, 2018, we awarded each of Mr. Henry and Ms. Anker-Morris with a one-time, discretionary cash bonus of $100,000 in consideration of their contributions to a successful completion of our secondary offering in September 2018. Such bonuses are reflected below in the ‘Bonus’ column of the Summary Compensation Table.

Long-Term Equity-Based Compensation
We believe that long-term equity-based compensation is an important component of our executive compensation program. In addition, providing a portion of our NEOs’ total compensation package in long-term equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. All compensatory equity awards cover shares of our Class A common stock.
On March 28, 2018, we made the following grants of stock options to certain of our NEOs under the Plan with an exercise price of $11.33 per share, which was the closing price of the Company's stock on that date:

Executive	2018 Stock Option Grant
Edmond Thomas	75,000
Michael L. Henry	26,250
Debbie Anker-Morris	26,250
The stock option grants awarded to Messrs. Thomas, Henry and Ms. Anker-Morris were designed to further align their interests with those of our stockholders. Mr. Shaked did not receive a stock option award in fiscal 2018 at his own request.
Each stock option award will vest in equal annual installments over four years from the date of the grant, subject to the executive's continued service through the applicable vesting date.
Other Executive Benefits and Perquisites
We provide a car allowance to each of Mr. Shaked and Mr. Thomas. Mr. Thomas’ car allowance is provided under the terms of his offer letter.
We also provide the following benefits to our NEOs on the same basis as other eligible employees:

•	health insurance;

•	holidays and sick days; and

•	a 401(k) plan with matching contributions.
The vacation benefit for executive officers is determined on an individual basis. We believe these benefits are generally consistent with those offered by other companies in our industry.
Retirement Savings
We have established a 401(k) retirement savings plan for our employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2018, the prescribed annual limit was $18,500. In addition, the Company matches a portion of pre-tax contributions on behalf of eligible employees. For 2018, the Company matched 50% of employee contributions, up to 6% of such employee’s salary, subject to certain limitations. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incents our employees, including our NEOs, in accordance with our compensation policies.
Employment Agreements and Severance Benefits
The employment of our NEOs historically has been at will. In fiscal 2018, the Company was party to an employment agreement with Mr. Thomas, and offer letters with Ms. Anker-Morris and Messrs. Henry and Kubo, as discussed below.
Employment Agreement with Edmond Thomas
In October 2015, we entered into an offer letter agreement with Mr. Thomas related to our hiring of him as our President and Chief Executive Officer and as a member of our board, effective October 12, 2015, which included certain provisions related to his compensation, including change-in-control provisions.
Mr. Thomas’ current annual base salary is $700,000, subject to annual review, and he is eligible to receive an annual incentive cash bonus with a target of 100% of base salary and a maximum of 200% of base salary, based on performance metrics set by the Compensation Committee. Pursuant to Mr. Thomas’s offer letter agreement, he was also granted a non-qualified stock option to purchase 500,000 shares of our Class A common stock with an exercise price equal to the closing price per share of the Class A common stock on the first day of the next open trading window following his employment start date. Subject to approval by the Compensation Committee and his continued employment, Mr. Thomas is also entitled to receive an annual grant of 50,000 options to purchase our Class A common stock. Each stock option award will vest in four equal installments on each annual anniversary of each applicable grant date, subject to continued service with the Company. The offer letter agreement also provides for participation in our existing employee benefit programs and an annual automobile allowance of

$18,000. Pursuant to the offer letter agreement, Mr. Thomas may not solicit any of our employees during the term of his employment and for three years following his date of termination.
In addition, under the terms of his offer letter agreement, if the Company terminates Mr. Thomas’s employment without “cause” in contemplation of a “change in control” (each as defined in the offer letter agreement), as determined in the sole discretion of the board, or within 90 days immediately following the consummation of a change in control, Mr. Thomas’s outstanding and unvested equity awards in the Company will accelerate in full upon such termination.
Offer Letter with Michael L. Henry
In May 2015, we entered into an offer letter agreement with Mr. Henry related to our hiring of him as our Chief Financial Officer, which included certain provisions related to his compensation.
Mr. Henry’s current annual base salary is $344,793 and he is eligible to participate in the Company’s annual incentive cash bonus plan. Pursuant to Mr. Henry’s offer letter, he was also granted a non-qualified stock option award to purchase 25,000 shares of our Class A common stock and 10,000 restricted stock units. The stock option award and RSUs vest in four equal annual installments on each anniversary of the grant date, subject to continued service with the Company. The offer letter agreement also provides for participation in our existing medical benefits program for employees. Pursuant to the offer letter agreement, Mr. Henry may not solicit any of our employees during the term of his employment and for one year following his date of termination. Mr. Henry’s employment is at-will and he is not entitled to any severance benefits.
Offer Letter with Debbie Anker-Morris
Ms. Anker-Morris entered into an offer letter upon joining the Company in May 2004. The letter provides for at-will employment and, pursuant to the terms of the offer letter, Ms. Anker-Morris is not entitled to any severance benefit.
Offer Letter with Jon Kubo
In August 2016, we entered into an offer letter agreement with Mr. Kubo related to our hiring of him as our Chief Digital Officer, which included certain provisions related to his compensation.
Under the offer letter agreement, Mr. Kubo’s annual base salary was $350,000 and he was eligible to participate in the Company’s annual incentive cash bonus plan. Pursuant to Mr. Kubo’s offer letter, he also received a $50,000 sign-on bonus and was granted a non-qualified stock option award to purchase 50,000 shares of our Class A common stock. The stock option award was scheduled to vest in four equal annual installments on each anniversary of the grant date, subject to continued service with the Company. The offer letter agreement also provided for participation in our existing medical benefits program for employees. Pursuant to the offer letter agreement, Mr. Kubo could not solicit any of our employees during the term of his employment and may not solicit any of our employees for one year following his date of termination. Mr. Kubo’s employment was at-will and he was not entitled to any severance benefits. Effective April 19, 2019, Mr. Kubo resigned from his position as our Chief Digital Officer.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code
Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its covered employees. Prior to the Tax Cuts and Jobs Act of 2017 (the "Act"), covered employees generally consisted of a corporation's chief executive officer and each of its other three highest compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the Code was exempt from this $1.0 million deduction limitation. As part of the Act, the ability to rely on this exemption was, with certain limited exceptions, eliminated. In addition, the determination of covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered employee.
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
ASC Topic 718
Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.
Section 409A of the Internal Revenue Code
Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information with respect to compensation for fiscal years 2018, 2017 and 2016 earned by, awarded to or paid to our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Hezy Shaked	2018	400,000	—	—	313,963	32,250	746,213
Executive Chairman of	2017	415,385	—	—	—	33,023	448,408
the Board, Chief Strategy Officer	2016	400,000	—	—	—	34,950	434,950

Edmond Thomas	2018	700,000	—	401,489	549,435	26,250	1,677,174
President, Chief Executive Officer	2017	726,923	200,000	401,305	—	26,792	1,355,020
	2016	600,000	100,000	177,183	—	28,846	906,029

Michael L. Henry	2018	344,793	100,000	140,521	135,315	8,250	728,879
Chief Financial Officer	2017	347,625	100,000	140,457	—	8,100	596,182
	2016	325,000	30,000	124,028	—	7,950	486,978

Debbie Anker-Morris	2018	424,360	100,000	140,521	166,541	8,250	839,672
Chief Merchandising Officer	2017	427,846	100,000	140,457	—	8,100	676,403
	2016	400,000	30,000	124,028	—	10,950	564,978

Jon Kubo	2018	350,000	—	—	137,359	5,250	492,609
Chief Digital Officer	2017	363,462	—	—	—	5,048	368,510
	2016	148,077	50,000	239,760	—	—	437,837

(1)	Amounts in fiscal 2017 include a 53rd week compared to 52 weeks in other fiscal years.

(2)
Amounts reflect discretionary cash bonuses for individual performance, and for Mr. Henry and Ms. Anker-Morris, a one-time cash bonus awarded on October 22, 2018 in connection with the successful completion of our secondary offering in September 2018.

(3)
Amounts reflect the grant date fair value of options granted to the NEOs, as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 12, Share-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 29, 2019. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(4)	Amounts represent cash-based incentives earned for the fiscal year and paid in the following year.

(5)
With respect to Mr. Shaked, other compensation in fiscal 2018 included $24,000 for his automobile allowance and $8,250 for the Company’s 401(k) match. With respect to Mr. Thomas, other compensation in 2018 included $18,000 for his automobile allowance and $8,250 for the Company’s 401(k)

match. Amounts for Messrs. Henry and Kubo, and Ms. Anker-Morris, represent the Company’s 401(k) employee match contributions paid to these executives.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards during fiscal year 2018 to our NEOs, as applicable.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Option Awards($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Hezy Shaked	—	—	400,000	800,000	—	—	—
Edmond Thomas	3/28/2018	—	700,000	1,400,000	75,000	11.33	401,489
Michael L. Henry	3/28/2018	—	172,397	344,793	26,250	11.33	140,521
Debbie Anker-Morris	3/28/2018	—	212,180	424,360	26,250	11.33	140,521
Jon Kubo	3/28/2018	—	175,000	350,000	—	—	—

(1)
Non-equity incentive plan awards consist of annual bonuses payable under our 2018 incentive cash bonus plan. Please see “—Elements of 2018 Compensation—Annual Incentive Cash Bonus” above. There were no threshold payouts in the event we achieved the minimum level of performance established for the 2018 incentive cash bonus plan.

(2)	Exercise prices are set at the closing price of the Company's stock on the grant date.

(3)
Amounts shown represent the grant date fair value of the option awards granted during 2018, computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the fair value of all equity awards made to executive officers in Note 12, Share-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 29, 2019. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards held by our NEOs as of February 2, 2019.

		Stock Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Edmond Thomas	3/28/2018	—	75,000	11.33	3/28/2028
	3/27/2017	25,000	75,000	8.69	3/27/2027
	3/28/2016	25,000	25,000	6.74	3/28/2026
	12/7/2015	375,000	125,000	6.06	12/7/2025
Michael L. Henry	3/28/2018	—	26,250	11.33	3/28/2028
	3/27/2017	—	26,250	8.69	3/27/2027
	3/28/2016	—	17,500	6.74	3/28/2026
	6/1/2015	—	6,250	9.82	6/1/2025	2,500	31,775
Debbie Anker-Morris	3/28/2018	—	26,250	11.33	3/28/2028
	3/27/2017	8,750	26,250	8.69	3/27/2027
	3/28/2016	8,750	17,500	6.74	3/28/2026
	3/25/2015	—	—	—	—	6,250	79,438
	3/24/2014	18,750	—	12.31	3/24/2024
	3/25/2013	50,000	—	12.82	3/25/2023
	5/4/2012	100,000	—	15.50	5/4/2022
Jon Kubo	8/29/2016	12,500	25,000	8.55	8/29/2026
(1) These stock option awards vest over the course of four years with shares vesting in equal annual installments beginning on the first anniversary of their grant date, subject to continued service with us.
(2) Stock awards consist of restricted stock units that vest over the course of four years with shares vesting in equal annual installments beginning on the first anniversary of their grant date, subject to continued service with us.

(3) Market value is determined based on the closing price per share of the Company's Class A common stock on February 1, 2019, the last trading day of the fiscal year, of $12.71.
Options Exercised and Stock Vested
The following table sets forth information on stock option exercises and vested restricted stock units during fiscal year 2018.

	Stock Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Hezy Shaked	100,000	718,000	—	—
Debbie Anker-Morris	—	—	6,250	70,938
Michael L. Henry	36,250	220,988	2,500	34,800

(1)	Represents the difference between the fair market value of our Class A common stock underlying the options at exercise and the exercise price of the option.

(2)	Represents the amounts realized based on the fair market value of our Class A common stock on the vesting date.
Pension Benefits
Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us during fiscal year 2018.
Nonqualified Deferred Compensation
Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us during fiscal year 2018.
Potential Payments Upon Termination or Change in Control
Except as provided below, none of our named executive officers are entitled to payments in connection with a termination or a change in control.
Under the terms of Mr. Thomas' offer letter agreement, if the Company terminates Mr. Thomas’ employment without “cause” in contemplation of a “change in control” (each as defined in the offer letter agreement), as determined in the sole discretion of the board, or within 90 days immediately following the consummation of a change in control, Mr. Thomas’s outstanding and unvested equity awards in the Company will accelerate in full upon such termination.
The following table summarizes the in-the-money value of the accelerated vesting of Mr. Thomas' equity awards upon termination without cause in connection with a change in control. The amounts shown assume that a change in control was effective as of the last business day of fiscal 2018 and the in-the-money value was based on the closing price per share of the Class A common stock on February 1, 2019, the last trading day of the fiscal year, of $12.71 per share.

Name	Stock Options that May Vest Upon Qualifying Termination in Connection with a Change In Control (#)	Total Value of Stock Options that May Vest Upon Qualifying Termination in Connection with a Change in Control ($)
Edmond Thomas	300,000	$1,385,500

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the annual total compensation of Ed Thomas, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.
For fiscal year 2018, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $4,133; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included above, was $1,677,174.
Based on this information, for fiscal year 2018, our CEO’s annual total compensation was approximately 406 times that of the median of the annual total compensation of all of our employees (other than the CEO).

Determining the Median Employee
Employee Population
We used our employee population data as of February 2, 2019, the end of our 2018 fiscal year as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 5,556 individuals, including 1,395 full-time employees and 4,161 part-time employees. Seasonal and temporary employees employed as of that date were also included.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we selected base salary, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2018 as the most appropriate measure of compensation, which was consistently applied to all of our employees included in the calculation. In identifying the median employee, we annualized the compensation of all full-time employees who were new-hires in fiscal year 2018 and on leave of absence in fiscal year 2018.
Compensation Measure and Annual Total Compensation of Median Employee
With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $4,133.
Annual Total Compensation of CEO
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our board that the Compensation Discussion and Analysis be included in our 2018 Annual Report on Form 10-K and in this Proxy Statement for the 2019 annual meeting of stockholders.

COMPENSATION COMMITTEE:
Bernard Zeichner, Chairperson
Doug Collier
Janet Kerr

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our board. The Audit Committee’s functions are more fully described in its charter, which is available at www.tillys.com in the Investor Relations section. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

1.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 2, 2019 with management of Tilly’s and with Tilly’s independent registered public accounting firm, BDO USA, LLP.

2.
The Audit Committee has discussed with BDO USA, LLP those matters required by Auditing Standard No. 1301, "Communications with Audit Committees", as adopted by the Public Company Accounting Oversight Board.

3.
The Audit Committee has received and reviewed the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with BDO USA, LLP its independence from Tilly’s and its management.

4.
Based on the review and discussions referenced in paragraphs 1 through 3 above, the Audit Committee recommended to our board that the audited consolidated financial statements for the year ended February 2, 2019 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Our Audit Committee issued the above report for inclusion in this Proxy Statement in connection with the 2019 annual meeting of stockholders.

AUDIT COMMITTEE:
Seth Johnson, Chairperson
Doug Collier
Bernard Zeichner

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our board has adopted a written Related Party Transaction Policy and Procedures (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
The Nominating and Corporate Governance Committee reviews and approves, or ratifies, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chair of the Nominating and Corporate Committee, subject to ratification by the Nominating and Corporate Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related person.
The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:
Hezy Shaked, Tilly Levine, Shaked Holdings, LLC and Amnet Holdings, LLC. Mr. Shaked is our Co-Founder, Executive Chairman of the Board of Directors, one of our executive officers and a holder of more than 5% of our common stock. Ms. Levine is our Co-Founder and a holder of more than 5% of our common stock. Mr. Shaked, through the Hezy Shaked Living Trust established May 18, 1999, or the Hezy Shaked Trust, owns 63% of Shaked Holdings, LLC. Ms. Levine, through the Tilly Levine Separate Property Trust established March 31, 2004, or the Tilly Levine Trust, owns 37% of Shaked Holdings. Mr. Shaked, through the Hezy Shaked Trust, is the sole member and owner of Amnet Holdings, LLC, or Amnet Holdings.
Certain Leases
The Company leases a building (17 Pasteur, Irvine, California) from Amnet Holdings. The Company intends to use this property as its e-commerce fulfillment center. The lease payments adjust annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. The Company incurred rent expense of $1.0 million in the fiscal year 2018 related to this lease. The lease expires on October 31, 2021.
The Company leases office and warehouse space (11 Whatney, Irvine, California) from Amnet Holdings. Pursuant to the lease agreement, the lease payment adjusts annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. The Company incurred rent expense of $0.4 million in the fiscal year 2018 related to this lease. The lease expires on June 30, 2022
The Company leases its corporate headquarters and distribution center (10 and 12 Whatney, Irvine, California) from Shaked Holdings. The lease payments increase annually by 3%. The Company incurred rent expense of $2.1 million in the fiscal year 2018 related to this lease.The lease expires on December 31, 2027.
Certain Employees
We employ Tilly Levine as our Vice President of Vendor Relations. In fiscal 2018, Ms. Levine received base compensation of $18,338 and other compensation in the amount of $483 for 401(k) matching contributions. Ms. Levine also participated in our health and wellness program available to all other eligible employees.
Tilly’s Life Center
Tilly’s Life Center (“TLC”), is a charitable organization that was founded and is run by Ms. Levine. Our board has approved annual support for TLC of up to $200,000 per year during fiscal 2018.
ANNUAL REPORT
Our 2018 Annual Report to Stockholders, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year 2018, accompanies the proxy materials being provided to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2018 Annual Report on Form 10-K upon the receipt of a written request by any stockholder to Tilly’s, Inc., Attn: Corporate Secretary, 12 Whatney, Irvine, California 92618.
OTHER BUSINESS
Stockholder Proposals for Inclusion in 2020 Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2020 Proxy Statement, a stockholder’s proposal must be received by us no later than December 31, 2019 and must otherwise comply with Rule 14a-8 under the Exchange Act.
Stockholder Proposals for 2020 Annual Meeting
Our Amended and Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our Proxy Statement. Our Amended and Restated Bylaws expand upon and supplement the advance notice provisions in our Amended and Restated Certificate of Incorporation. Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before our 2020 annual meeting of stockholders, in addition to any other applicable requirements, timely notice of the matter must be first given to our Corporate Secretary. To be timely, written notice must be received by our Corporate Secretary no later than March 14, 2020 (90 days before the one-year anniversary of our 2019 annual meeting) and no earlier than February 13, 2020 (120 days prior to the one-year anniversary of the 2019 annual meeting); provided, however, that if the date of the 2020 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Corporate Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. In addition, any notice to our Corporate Secretary must include as to each matter that the stockholder proposes to bring before the meeting such information required by our Bylaws.
While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2020 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
Stockholder Nominations of Directors
Our Amended and Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is timely given in proper form to Tilly’s, Inc., Attn: Corporate Secretary, 12 Whatney, Irvine, California 92618. To be timely for our 2020 annual meeting of stockholders, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above no later than March 14, 2020 (90 days before the one-year anniversary of our 2019 annual meeting) and no earlier than February 13, 2020 (120 days prior to the one-year anniversary of the 2019 annual meeting); provided, however, that if the date of the 2020 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Corporate Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made.
A stockholder’s notice to our Corporate Secretary concerning the nomination of persons for election as directors must set forth the information required by our Amended and Restated Certificate of Incorporation and Bylaws.
In the alternative, stockholders can at any time recommend for consideration by our Nominating and Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this Proxy Statement under the heading “Corporate Governance—Nominating and Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Nominating and Corporate Governance Committee, c/o Tilly’s, Inc., Attn: Corporate Secretary, 12 Whatney, Irvine, California 92618. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Nominating and Corporate Governance Committee or such other member of the Nominating and Corporate Governance Committee delegated to review and consider candidates for director nominees.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as

“householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or bank.
Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended February 2, 2019 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

INCORPORATION BY REFERENCE
Notwithstanding anything to the contrary set forth in any of our previous of future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Exchange Act. In addition, references to our website in this Proxy Statement are not intended to function as hyperlinks and information on our website, other than our Proxy Statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
Other Business
As of the date of this Proxy Statement, our board knows of no other business that will be presented for consideration at the 2019 annual meeting. If other proper matters are presented at the 2019 annual meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors

Michael L. Henry
Chief Financial Officer, Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)
Irvine, California
April 18, 2019

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
TILLYS, INC.
2019 Annual Meeting of Stockholders
June 12, 2019, 9:30 A.M., Pacific Daylight Time

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

s FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED s

PROXY	Please mark your votes like this	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 1, “FOR”
PROPOSAL 2, AND “FOR” PROPOSAL 3.

1. Election of the following directors for a term expiring at the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.
NOMINEES:                                                                                                  (1) Hezy Shaked (2) Doug Collier (3) Seth Johnson (4) Janet Kerr (5) Edmond Thomas (6) Bernard Zeichner
	FOR all Nominees except as marked	WITHHOLD all	2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.	FOR	AGAINST	ABSTAIN
			3. Non-binding advisory vote to approve the compensation of our named executive officers.	FOR	AGAINST	ABSTAIN
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE SIX NOMINEES TO THE BOARD OF DIRECTORS, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                Signature                Date            , 2019.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 12, 2019.

The notice of annual meeting, proxy statement, form proxy card and our 2018 Annual Report to Stockholders are available at http://www.tillys.com/proxy.
s FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED s
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TILLYS, INC.
Edmond Thomas and Michael L. Henry, or either of them acting in the absence of the other, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of Tillys, Inc. held of record by the undersigned at the close of business on April 18, 2019, at the 2019 Annual Meeting of Stockholders to be held at Tillys, Inc. corporate headquarters, located at 12 Whatney, Irvine, California 92618 at 9:30 a.m., Pacific Daylight Time, on Wednesday, June 12, 2019, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting.

(Continued and to be marked, dated and signed on the other side)